STONELEIGH LETTERHEAD
20 Marshall Street, #104
Norwalk, Connecticut  06854

May 6, 2009

Dear Stockholder:

You should have recently received your proxy statement for Stoneleigh Partners Acquisition Corp. (“Stoneleigh”).  If for some reason you have not received it yet, please contact MacKenzie Partners, Inc., Stoneleigh’s proxy solicitor, toll-free at 1-800-322-2885 or via email: proxy@mackenziepartners.com immediately and they will provide it to you on an expedited basis.

As the management team and Board of Directors of Stoneleigh firmly believe that it is in the best interests of its stockholders and warrantholders to extend the corporate life of Stoneleigh to December 31, 2009 to allow Stoneleigh sufficient time to consummate the transaction contemplated in its letter of intent with Realty Finance Corporation (“RFC”), we strongly encourage all stockholders to vote “For” Proposal 1 – “Extension of Corporate Life”.  Voting “For” Proposal 1 will NOT preclude you from receiving your pro rata portion of funds held in Stoneleigh’s trust account (the “Trust Account”) established at the time of Stoneleigh’s initial public offering (the “IPO”) as soon as practicable following the May 29, 2009 Special Meeting.  In addition, if Proposal 1 is passed and Stoneleigh’s corporate life is extended, the life of Stoneleigh’s outstanding warrants will remain outstanding and allow warrantholders the possibility to realize value should Stoneleigh successfully consummate a transaction with RFC.  If Proposal 1 is not passed, Stoneleigh’s outstanding warrants will expire worthless.

If you would like to convert your publicly traded shares of common stock into a pro rata portion of the funds held in the Trust Account, you must vote “For” Proposal 2, fill in the number of shares of common stock to be so converted and tender your shares of common stock to Stoneleigh’s transfer agent, Continental Stock Transfer & Trust Company (“CST”), no later than May 28, 2009.  If you exercise your conversion rights, then you will be exchanging your shares of Stoneleigh common stock for cash and will no longer own these shares of common stock. If you convert your shares of common stock but you remain in possession of the warrants and have not sold or transferred them, you will still have the right to exercise the warrants received as part of the units purchased in Stoneleigh’s IPO in accordance with the terms thereof.

You may tender your shares by either delivering your stock certificates to CST or by delivering your shares electronically using Depository Trust Company’s DWAC (deposit withdrawal at custodian) system.  If you hold shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your conversion rights and tender your shares.  If you have any questions on the procedures to convert your shares, you or your representative may contact Mark Zimkind at CST via telephone (212-845-3287) or by email (MZimkind@continentalstock.com).

Even if you would like to convert some or all of your shares into your pro rata portion of the funds held in the Trust Account, you can vote “For” Proposal 1 to extend the corporate life of Stoneleigh.  Voting “For” Proposal 1 will not impair your ability to convert your shares into your pro rata portion of the funds in the trust account immediately following the Special Meeting to be held on May 29, 2009.

If Stoneleigh’s stockholders vote to extend Stoneleigh’s corporate existence, all of its warrants will remain outstanding.  This means that even if you elect to convert your shares of common stock of Stoneleigh into your pro rata portion of the funds held in the Trust Account, you will retain any Stoneleigh warrants that you may own and maintain the possibility of realizing future value from them.

If you have any question regarding the Special Meeting or need assistance voting your shares please contact, MacKenzie Partners, Inc., Stoneleigh’s proxy solicitor, toll-free at 1-800-322-2885 or via email: proxy@mackenziepartners.com.

Sincerely, STONELEIGH PARTNERS ACQUISITION CORP.